FOR IMMEDIATE RELEASE

CONTACT:	Nigel P. Hebborn,
Executive Vice President
(866) 434-5522 ext. 714
 www.nestor.com

NESTOR CURRENT MARKET VALUE BELOW
NASDAQ CAPITAL MARKET LISTING STANDARD

Providence, RI - April 27, 2007- Nestor, Inc. (NASDAQ: NEST) today announced that on April 23, 2007, the Company was notified by The Nasdaq Stock Market (Nasdaq) that the market value of the Company’s common stock had fallen below $1.00 per share for the last 30 consecutive business days, the minimum requirement for continued inclusion under Marketplace Rule 4310(c)(4). In accordance with Marketplace Rule 4310(c)(8)(D) the Company has been provided 180 calendar days, or until October 22, 2007, to regain compliance. If the bid price of the Company’s common stock closes at $1.00 per share for 10 or more consecutive business days before October 22, 2007, Nasdaq staff will provide written notification that it complies with the Rule.

If compliance cannot be demonstrated by October 22, 2007, Nasdaq staff will determine whether the Company meets its other Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c). If the Company does not meet these other initial listing criteria, then the Nasdaq staff will provide written notification to the Company that its securities will be delisted. In that event, the Company may appeal the staff’s determination. If the Company meets the initial listing criteria except for the bid price requirement then Nasdaq staff will notify the Company that it has been granted an additional 180 calendar days to fully comply. A delisting of the Company’s stock for more than five consecutive days or for more than an aggregate of 10 days in any 365-day period would constitute an event of default under the terms of the Company’s 7% Senior Secured Convertible Notes dated May 25, 2006. A default under the 7% Notes would in turn be a default under the Company’s 5% Senior Convertible Notes due October 31, 2007.

Statements in this press release about future expectations, plans and prospects for Nestor, including statements containing the words "expects," "will," and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. We may not meet the expectations disclosed in our forward-looking statements and investors should not place undue reliance on those statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including: market acceptance of our products, competition, legal and legislative challenges to automated traffic enforcement, and other factors discussed in Risk Factors in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. Investors are advised to read Nestor's Annual Report, quarterly reports on Form 10-Q and current reports on Form 8-K filed after our most recent annual or quarterly report. The forward-looking statements in this letter represent our current views and we disclaim any obligation to update these forward-looking statements.

Nestor Traffic Systems provides automated traffic enforcement solutions to state and municipal governments. Nestor Traffic Systems is the exclusive North American distributor for the Vitronic PoliScanSpeed™ scanning LiDAR, capable of tracking multiple vehicles in multiple lanes simultaneously. Our CrossingGuard® red light enforcement system uses patented multiple, time-synchronized videos to capture comprehensive evidence of red light and speed violations. In addition, CrossingGuard® offers customers a unique Collision Avoidance™ safety feature that can help prevent intersection collisions. CrossingGuard® is a registered trademark of Nestor Traffic Systems, Inc. PoliScanSpeed™ is a trademark of Vitronic. For more information, call (401) 274-5658 or visit www.nestor.com.

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